Exhibit 99.2

Terms of Employment for Stu Marvin

Job Title:	EVP, Finance and Capital Markets

Base Compensation	$425,000 annually, with pay starting on April 11, 2005

Inducement Stock Grant:	Shares of Restricted Stock will be granted to Stu in an amount equal to $1,000,000 in value as of the closing price of the Company’s common stock on April 14, 2005.

The $1,000,000 stock grant shall be divided up into two (2) separate awards of $500,000 in value each. Both awards shall be made effective as of the date upon which the Company can file its Form S-8 Registration Statement registering the shares underlying the award. The shares underlying the first grant of $500,000 in value shall become vested in amount equal to 50% on the date two years after the date of grant, with an additional 25% vesting on each of the 3rd and 4th anniversaries of the date of grant. The shares underlying the second grant of $500,000 in value shall become vested in an amount equal to 50% on February 15, 2008, with an additional 25% vesting on February 15, 2009 and the last 25% vesting on February 15, 2010.

Stock Grant Tax Bonuses	Amounts sufficient to cover the federal and state income tax associated with both of the $500,000 in value stock grants noted above, taking into account the payment of regular federal and state income tax on these cash bonuses, and conditioned upon Stu’s 83(b) election at the time of each stock grant

Stock Option Grant	80,000 shares with regular vesting and with the grant date set for all other option grants approved at the April Board of Directors meeting

Initial Cash Bonus	$250,000, to be paid by May 1, 2005, but subject to repayment by Stu on a pro rata basis during the first year if he terminates voluntarily or is terminated for cause (as defined)

Incentive Plan Participation	Stu will also be eligible to participate in the Company’s Management Incentive Plan (the “Plan”). Stu will participate in the Executive Management component of the Plan along with Jim Konrath, Joe Lydon and Jeff Crawford.

The Plan provides for both cash and equity compensation bonus awards and Stu will be eligible to receive both types of bonus awards subject to the following:

Cash Bonus Awards: Stu will receive a guaranteed cash bonus award for 2005 equal to $400,000 (this amount could be higher as determined under the terms of the Plan). Stu will be given credit as though he earned the base compensation for all of 2005 when the cash bonus awards are determined as a percentage of such base compensation. Stu will also be guaranteed a minimum cash bonus award for 2006 and 2007 of $100,000 (these amounts could be higher as determined under the terms of the Plan).

Equity Awards: Stu will also be eligible for equity awards under the Plan, provided that his participation in such equity component, if any, will be limited for 2005 to only payment of amounts under the Plan to the extent such payments would exceed $1,000,000 in value. Consequently, Stu’s participation in the equity component of the Plan for 2005 is intended to be active only to the extent the “floor” value of $1,000,000 which has already been awarded to Stu through the stock grants noted above, has been exceeded. Stu will be given credit for all of 2005, as noted above under the cash bonus award component, as though he earned the base compensation for all of 2005 when stock grant bonuses are determined as a percentage of such base compensation.

Moving Expenses	All reasonable expenses covered, including real estate commissions for the sale of two properties in Texas (home and vacation, together valued at less than $700,000), moving, temporary lodging, rental car, and out of pocket expenses on home purchase in the San Diego area, not including loan points. This is subject to repayment by Stu on a pro rata basis during the first year if he terminates voluntarily or is terminated for cause (as defined)